FOR IMMEDIATE RELEASE

FRIDAY, March 7, 2014

HURCO REPORTS FIRST QUARTER RESULTS

INDIANAPOLIS, INDIANA — March 7, 2014, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the first fiscal quarter ended January 31, 2014. For the first quarter of fiscal 2014, Hurco recorded net income of $2,369,000, or $0.36 per diluted share, compared to net income of $2,254,000, or $0.34 per diluted share, for the corresponding period in fiscal 2013. The increase in net income was attributable to a 16% growth in sales and service fees year-over-year. Orders for the first quarter of fiscal 2014 were 12% higher than the first quarter of fiscal 2013.

Sales and service fees for the first quarter of fiscal 2014 were $50,970,000, an increase of $6,885,000, or 16%, from the corresponding prior year period. The increase in sales and service fees included a favorable impact of $600,000 primarily due to a stronger Euro when translating foreign sales to U.S. Dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the first quarters of fiscal 2014 and 2013 (in thousands):

Net Sales and Service Fees

Three Months Ended

January 31,

			$	%
	2014	2013	Change	Change
North America	$16,293	$16,252	$41	0%
Europe	29,234	24,670	4,564	19%
Asia Pacific	5,443	3,163	2,280	72%
Total	$50,970	$44,085	$6,885	16%

European and Asian Pacific sales increased during the first quarter of fiscal 2014 by 19% and 72%, respectively, compared to the corresponding prior year period. The overall improvement in sales was primarily driven by increased orders and shipments in Germany and China. European sales and service fees included $1,676,000 attributable to sales of electro-mechanical components and accessories manufactured by Hurco’s Italian-based subsidiary LCM Precision Technologies (LCM). Hurco acquired this business on July 1, 2013. LCM products accounted for 6% of Hurco’s sales in Europe for the first quarter of fiscal 2014. Asian Pacific sales in the fiscal 2014 period benefited from a multiple machine order from a customer in China totaling approximately $725,000, or 13% of total Asian Pacific sales.

Orders in the first quarter of fiscal 2014 increased by 12% compared to the corresponding period in the prior year. European orders included $3,357,000 of LCM products for the first quarter of fiscal 2014, or 9% of total orders for Europe. European and Asian Pacific orders in the first quarter of fiscal 2014 were higher than those reported in any of the previous four quarters of fiscal 2013, even when excluding orders for LCM products. The impact of currency translation on orders booked in the first quarter of fiscal 2014 was consistent with the impact on sales.

The following table sets forth orders by geographic region for the first quarters of fiscal 2014 and 2013 (in thousands):

Orders

Three Months Ended

January 31,

			$	%
	2014	2013	Change	Change
North America	$14,572	$14,613	$(41)	0%
Europe	36,511	30,696	5,815	19%
Asia Pacific	6,011	5,792	219	4%
Total	$57,094	$51,101	$5,993	12%

Hurco’s gross profit for the first quarter of fiscal 2014 was $13,919,000, or 27% of sales, compared to $12,916,000, or 29% of sales, for the prior year period. The increase in gross profit was attributable to the increase in sales, including LCM products. The decrease in gross margin year over year was primarily due to the effect of selling machines in the first quarter of fiscal 2014 that were manufactured in fiscal 2013 when fixed costs were leveraged over lower production levels.

Selling, general and administrative expenses for the first quarter of fiscal 2014 were $10,600,000, or 21% of sales, compared to $8,920,000, or 20% of sales, in the same quarter of fiscal 2013. The increase in selling, general and administrative expenses was due primarily to incremental operating expenses associated with the acquisition of the LCM business and changes in incentive compensation implemented during the first quarter of fiscal 2014.

The effective tax rate for the first quarter of fiscal 2014 was 28%, compared to the rate of 39% for the corresponding prior year period, due to changes in the geographic mix of income or loss between tax jurisdictions.

Cash and cash equivalents totaled $47,993,000 at January 31, 2014, compared to $42,804,000 at October 31, 2013. Inventories at January 31, 2014 were $93,708,000, a decrease of $1,552,000 from those at the end of fiscal 2013.

Michael Doar, Chief Executive Officer, stated, “I am pleased that Europe has shown some improvement from the economic disruption experienced last year. Historically, our business has depended on the premium reputation our products have earned in Europe, which makes us sensitive to changes in market conditions there. As for Asia, since China is the number one consumer of machine tools in the world, our participation is vital to long-term success. I am optimistic that our sales in China will increase as their market begins to embrace more complex manufacturing operations, which is where our technology benefits customers the most.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools and machine tool components for the worldwide metal cutting and metal forming industry. The end market for the Company’s products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Michael Doar
Chairman, Chief Executive Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per-share data)

	Quarter Ended
	January 31,
	2014	2013
	(unaudited)
Sales and service fees	$50,970	$44,085

Cost of sales and service	37,051	31,169
Gross profit	13,919	12,916

Selling, general and administrative expenses	10,600	8,920
Operating income	3,319	3,996

Interest expense	77	65

Interest income	16	16

Investment income	31	11

Other expense (income), net	16	259

Income before taxes	3,273	3,699

Provision for income taxes	904	1,445

Net income	$2,369	$2,254

Earnings per common share

Basic	$0.36	$0.35
Diluted	$0.36	$0.34

Weighted average common shares outstanding
Basic	6,477	6,447
Diluted	6,514	6,484

	Quarter Ended
OTHER CONSOLIDATED FINANCIAL DATA	January 31,
Operating Data:	2014	2013
	(unaudited)
Gross margin	27%	29%

SG&A expense as a percentage of sales	21%	20%

Operating income as a percentage of sales	7%	9%

Pre-tax income as a percentage of sales	6%	8%

Effective Tax Rate	28%	39%

Depreciation and amortization	735	917

Capital expenditures	519	836

Balance Sheet Data:	1/31/2014	10/31/2013
	(unaudited)	(audited)
Working capital (excluding cash)	$83,097	$86,512

Days sales outstanding (unaudited)	49	45

Inventory turns (unaudited)	1.5	1.4

Capitalization
Total debt	$3,301	$3,665
Shareholders' equity	152,884	151,491
Total	$156,185	$155,156

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	January 31,	October 31,
	2014	2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$47,993	$42,804
Accounts receivable, net	34,579	36,139
Refundable taxes	3	6
Inventories, net	93,708	95,260
Deferred income taxes	2,218	2,080
Derivative assets	736	699
Other	9,089	8,014
Total current assets	188,326	185,002

Property and equipment:
Land	782	782
Building	7,326	7,326
Machinery and equipment	18,870	19,059
Leasehold improvements	3,577	3,634
	30,555	30,801
Less accumulated depreciation and amortization	(18,609)	(18,502)
	11,946	12,299

Non-current assets:
Software development costs, less accumulated amortization	3,697	3,714
Goodwill	2,789	2,807
Intangible assets, net	2,041	2,155
Other assets	5,445	5,258
	$214,244	$211,235

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$39,093	$35,527
Derivative liabilities	1,447	1,212
Accrued expenses	13,395	15,282
Short-term debt	3,301	3,665
Total current liabilities	57,236	55,686

Non-current liabilities:
Deferred income taxes	744	743
Accrued Tax Liability	1,135	1,103
Deferred credits and other obligations	2,245	2,212
Total liabilities	61,360	59,744

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,571,986 and 6,533,510 shares issued; and 6,482,344 and 6,465,054 shares outstanding,
as of January 31, 2014 and October 31, 2013, respectively	648	647
Additional paid-in capital	54,943	54,698
Retained earnings	100,175	98,130
Accumulated other comprehensive loss	(2,882)	(1,984)
Total shareholders' equity	152,884	151,491
	$214,244	$211,235